CONSENT OF INDEPENDENT AUDITORS

     We consent to the incorporation of our report dated January 26, 2001, on the financial statements of Lexon, Inc. (the "Company") at December 31, 2000 for the periods from inception (December 16, 1997) to December 31, 2000, and for the years ended December 31, 2000 and 1999, included in this Form 10-KSB Annual Report of Lexon, Inc. as of December 31, 2000, into the Company's Registration Statements on Form SB-2 (File number 333-42550 and 333-47244) and Form S-8 (File numbers 333-30828, 333-31386, and 333-44126).

     Our report, dated January 26, 2001, contains an explanatory paragraph that states that Lexon, Inc. is a development stage company with insufficient revenues to fund development and operating expenses, which raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result form the outcome of that uncertainty.


TULLIUS TAYLOR SARTAIN & SARTAIN LLP

Tulsa, Oklahoma
April 16, 2000